Exhibit 99

MAYVILLE ENGINEERING COMPANY, INC. ANNOUNCES

FIRST QUARTER 2020 RESULTS

Generated Solid Cash Flow and Maintains Strong Financial Position

Mayville, WI/May 5, 2020/Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading U.S.-based value added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket components, today announced results for the first quarter ended March 31, 2020.

First Quarter Highlights:

•	Produced net sales of $108.6 million

•	Recorded net income of $0.1 million

•	Generated Adjusted EBITDA of $11.4 million

•	Ended the quarter with net debt of $74.8 million, or 1.6 times trailing twelve month Adjusted EBITDA

•	Company withdraws guidance due to uncertainty regarding the impact of the coronavirus (COVID-19) pandemic

“Despite ongoing challenges in some of the end markets we serve, our first quarter results reflect sequentially improved operating performance and the benefits of the cost saving measures implemented over the past six months,” noted Robert D. Kamphuis, Chairman, President and CEO. “Of course, the COVID-19 pandemic has added a level of uncertainty and complexity across the industry. MEC and many of our customers maintain the essential services designation, and as always, we stand ready to assist our customers in any way we can. Today, all of our facilities remain operational, albeit at lower production levels. Our team has worked diligently to ensure precautions and procedures have been implemented to protect the health and safety of our employees and our facilities are well positioned to operate safely and effectively going forward. Our standing as a U.S. focused company with strong financial footing and solid cash flow means our organization is well equipped to successfully navigate these difficult times.”

First Quarter 2020 Results

Net sales were $108.6 million for the first quarter of 2020 as compared to $143.7 million for the same prior year period. The $35.1 million, or 24% decline was mostly attributed to the continued impact of market demand changes and related destocking activities that adversely impacted the latter part of 2019 and the impact of the COVID-19 pandemic. As expected, these declines were most apparent in the Commercial Vehicle, Agricultural and Construction end markets served.

Manufacturing margins were $11.8 million for the first quarter of 2020, as compared to $19.6 million for the same prior year period. The decline of $7.8 million was mostly driven by the previously noted market demand factors, along with inventory and health care reserves driven by the estimated potential impacts of COVID-19. These factors were slightly offset by strong labor productivity driven by our recent investments in automation and technology.

Manufacturing margin percentages were 10.9% for the first quarter of 2020, as compared to 13.6% of net sales for the same prior year period, a decline of 270 basis points. The decline was mostly attributable to lower sales volumes resulting in less overhead absorption, partially offset by strong labor productivity driven by efficiency gains through our investments in new technology and automation. When compared to the fourth quarter of 2019, manufacturing margin percentage increased by 700 basis points due to relatively improved sales demand coupled with effective cost reduction actions.

Depreciation expenses were $5.6 million for the first quarter of 2020, as compared to $5.0 million for the same prior year period. The increase was driven by our investments in new technology and automation made in 2019. Amortization expenses were $2.7 million for the first quarter of 2020, equivalent to the same prior year period.

Profit sharing, bonuses, and deferred compensation expenses were $1.3 million for the first quarter of 2020, as compared to $1.8 million for the same prior year period. The decrease was primarily driven by lower bonus accruals and modest declines in deferred compensation liabilities.

Other selling, general and administrative expenses were $5.6 million for the first quarter of 2020, as compared to $6.7 million for the same prior year period, which included $1.8 million of one-time IPO and Defiance Metal Products (DMP) acquisition related expenses. Excluding these one-time expenses, other selling, general and administrative expenses increased $0.7 million primarily due to costs associated with being a publicly traded company, slightly offset by the aforementioned cost saving initiatives, plus synergies achieved through the integration of DMP.

Interest expense was $0.8 million for the first quarter of 2020, as compared to $2.8 million for the same prior year period. The decrease is due to less debt during the first quarter 2020 as compared to 2019, and lower interest rates attributable to the more favorable terms in the Amended and Restated Credit Agreement from September 2019.

Income tax expense was $0.7 million for the first quarter of 2020 as compared to $0.8 million for the same prior year period. Federal income tax expenses will be offset against our federal net operating loss carryforward of approximately $13.8 million until it is fully utilized.

EBITDA and EBITDA Margin percent were $9.8 million and 9.1%, respectively, for the first quarter of 2020 as compared to $13.7 million and 9.5%, respectively, for the first quarter of 2019. Adjusted EBITDA and Adjusted EBITDA Margin percentage were $11.4 million and 10.5%, respectively, for the first quarter of 2020, as compared to $16.8 million and 11.7%, respectively, for the same quarter in 2019. The decrease in EBITDA and adjusted EBITDA was primarily driven by the declines in net sales due to the aforementioned declines in market demand. When compared to the fourth quarter of 2019, Adjusted EBITDA margin percentage increased by 570 basis points. The increase is attributable to improved sales demand, coupled with effective cost reduction actions.

Balance Sheet and Liquidity

Net debt was $74.8 million as of March 31, 2020 resulting in a trailing twelve month Adjusted EBITDA to net debt ratio of approximately 1.6 to 1.0 as compared to a covenant limit of 3.25 to 1.0 under our Amended and Restated Credit Agreement. This agreement provides access to $200 million of liquidity through a revolving loan plus an additional $100 million through an accordion feature.

At the end of March, the Company drew down $13 million from the revolver and deposited it into a money market account to ensure liquidity due to the uncertainty of the COVID-19 pandemic impact in the most extreme of circumstances.

Capital expenditures were $2.4 million during the first quarter of 2020 as compared to $8.2 million for the same period of 2019. The decline was mostly driven by the timing of certain new technology and automation investments that were originally planned for the first quarter of 2020, but actually occurred in the fourth quarter of 2019. Capital expenditures for 2020 continue to be expected in the range of $12 to $15 million.

“We ended the first quarter in a strong financial position, which we expect to maintain during 2020,” noted Todd M. Butz, CFO. “Our focus is to maintain our current strong balance sheet and ample liquidity, following the completion of a new five-year credit agreement in September 2019.”

Outlook

Based on the uncertainty of the overall economic outlook due to the COVID-19 pandemic, we are withdrawing guidance. At this time, our aim is to provide updated guidance as the economic outlook becomes clearer.

Kamphuis added, “Despite the near-term uncertainty, we remain confident in the strength of our business model and the opportunities ahead to grow the business over the long-term. Over the past 75 years, MEC has proven its ability to weather any economic storm by continually providing value to our customers and always meeting and exceeding their expectations. We are well positioned to successfully manage through the operational and financial impact of the COVID-19 pandemic, and plan to invest in the business to ensure we emerge from this period of uncertainty in an even stronger competitive position.”

Conference Call

The Company will host a conference call on Wednesday May 6th, 2020 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live Internet webcast of the conference call, visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (888) 349-0091 within the United States, call (855)-669-9657 within Canada, or +1 (412) 317-0780 from outside the United States and Canada.

Forward Looking Statements

This press-release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risk and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: the uncertain negative impacts the coronavirus (COVID-19) will have on our business, financial condition, cash flows and results of operations; failure to compete successfully in our markets; risks relating to developments in the industries in which our customers operate; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; our ability to successfully identify or integrate acquisitions; risks related to entering new markets; our ability to develop new and innovative processes and gain customer acceptance of such processes; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; risks related to our information technology systems and infrastructure; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; political and economic developments, including foreign trade relations and associated tariffs; volatility in the prices or availability of raw materials critical to our business; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of our initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; our ability to remediate the material weaknesses in internal control over financial reporting identified in preparing our audited consolidated financial statements and to subsequently maintain effective internal control over financial reporting; and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, which may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2019. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

About Mayville Engineering Company

Founded in 1945, MEC is a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket component. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicle, construction, powersports, agriculture, military and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 20 facilities across eight states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated in a manner other than in accordance with U.S generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin.

EBITDA represents net income before interest expense, provision (benefit) for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before transaction fees incurred in connection with the DMP acquisition and our initial public offering, the loss on debt extinguishment relating to our December 2018 credit agreement, non-cash purchase accounting charges including costs recognized on the step-up of acquired inventory and contingent consideration fair value adjustments, and one-time increases in deferred compensation and long term incentive plan expenses related to the initial public offering and, for 2020, stock-based compensation. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted EBITDA and Adjusted EBITDA Margin as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Our calculation of EBITDA, EBITDA Margin, Adjusted EBIDTA and Adjusted EBITDA Margin may not be comparable to the similarly named measures reported by other companies. Potential differences between our measures of EBITDA and Adjusted EBITDA compared to other similar companies’ measures of EBITDA and Adjusted EBITDA may include differences in capital structure and tax positions.

Please reference our reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to EBITDA and Adjusted EBITDA, and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Consolidated Balance Sheet

(in thousands, except share amounts)

(unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$13,001	$1
Receivables, net of allowances for doubtful accounts of $1,119 at March 31, 2020 and $526 at December 31, 2019	49,449	40,188
Inventories, net	45,824	45,692
Tooling in progress	3,118	1,589
Prepaid expenses and other current assets	2,392	3,007

Total current assets	113,784	90,477

Property, plant and equipment, net	121,696	125,063
Goodwill	71,535	71,535
Intangible assets-net	69,497	72,173
Capital lease, net	3,064	3,227
Other long-term assets	1,024	1,107

Total	$380,600	$363,582

LIABILITIES, TEMPORARY EQUITY, AND SHAREHOLDERS’ EQUITY
Accounts payable	$33,433	$32,173
Current portion of capital lease obligation	605	598
Accrued liabilities:
Salaries, wages, and payroll taxes	7,530	5,752
Profit sharing and bonus	1,548	6,229
Other current liabilities	2,976	3,439

Total current liabilities	46,092	48,191

Bank revolving credit notes	87,793	72,572
Capital lease obligation, less current maturities	2,532	2,687
Deferred compensation and long-term incentive, less current portion	24,265	24,949
Deferred income tax liability	14,895	14,188
Other long-term liabilities	100	100

Total liabilities	175,677	162,687

Common shares, no par value, 75,000,000 authorized, 20,845,693 shares issued at March 31, 2020 and December 31, 2019	—	—
Additional paid-in-capital	187,642	183,687
Retained earnings	22,140	22,090
Treasury shares at cost, 1,018,677 shares at March 31, 2020 and 1,213,482 at December 31, 2019	(4,859)	(4,882)

Total shareholders’ equity	204,923	200,895

Total	$380,600	$363,582

Mayville Engineering Company, Inc.

Consolidated Statement of Income (Loss)

(in thousands, except share amounts and per share data)

(unaudited)

	Three Months Ended March 31,
	2020	2019
Net sales	$108,605	$143,732
Cost of sales	96,762	124,153
Amortization of intangibles	2,677	2,677
Profit sharing, bonuses, and deferred compensation	1,325	1,750
Employee stock ownership plan expense	675	1,500
Other selling, general and administrative expenses	5,599	6,723
Contingent consideration revaluation	—	869
Income from operations	1,567	6,060
Interest expense	(826)	(2,832)
Income before taxes	741	3,228
Income tax expense	691	769

Net income and comprehensive income	$50	$2,459

Earnings per share
Net income available to shareholders	$50	$2,459
Basic and diluted earnings per share	$0.00	$0.18
Basic and diluted weighted average shares outstanding	19,533,533	13,443,484
Tax-adjusted pro forma information
Net income available to shareholders	$50	$2,459
Pro forma provision for income taxes	—	70

Pro forma net income	$50	$2,389

Pro forma basic and diluted earnings per share	$0.00	$0.18
Basic and diluted weighted average shares outstanding	19,533,533	13,443,484

Weighted average shares give effect to the issuance of a stock dividend of approximately 1,334.34-for-1 related to the IPO.

Tax adjusted pro forma amounts reflect income tax adjustments as if the Company was a taxable entity as of the beginning of 2019 using a 26% effective tax rate.

Mayville Engineering Company, Inc.

Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$50	$2,459
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	5,603	4,973
Amortization	2,677	2,677
Stock-based compensation expense	1,582	—
Allowance for doubtful accounts	594	(42)
Inventory excess and obsolescence reserve	712	—
Costs recognized on step-up of acquired inventory	—	395
Contingent consideration revaluation	—	869
Gain on disposal of property, plant and equipment	(82)	(10)
Deferred compensation and long-term incentive	(684)	1,147
Other non-cash adjustments	85	96
Changes in operating assets and liabilities – net of effects of acquisition:
Accounts receivable	(9,855)	(15,419)
Inventories	(844)	(470)
Tooling in progress	(1,529)	(354)
Prepaids and other current assets	615	(914)
Accounts payable	1,538	5,892
Deferred income taxes	706	—
Accrued liabilities, excluding long-term incentive	1,465	(2,799)

Net cash provided by (used in) operating activities	2,633	(1,500)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(2,376)	(8,151)
Proceeds from sale of property, plant and equipment	104	9

Net cash used in investing activities	(2,272)	(8,142)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	87,118	117,666
Payments on bank revolving credit notes	(71,897)	(110,906)
Repayments of other long-term debt	—	(107)
Purchase of treasury stock	(2,435)	—
Payments on capital leases	(147)	(73)

Net cash provided by financing activities	12,639	6,580

Net increase (decrease) in cash and cash equivalents	13,000	(3,061)
Cash and cash equivalents at beginning of period	1	3,089

Cash and cash equivalents at end of period	$13,001	$28

Mayville Engineering Company, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2020	2019
Net income	$50	$2,459
Interest expense	826	2,832
Provision for income taxes	691	769
Depreciation and amortization	8,280	7,650

EBITDA	9,847	13,710
Costs recognized on step-up of acquired inventory	—	395
Contingent consideration revaluation	—	869
Stock based compensation expense	857	—
IPO stock-based compensation expense	725	—
Other IPO and DMP acquisition related expenses	—	1,814

Adjusted EBITDA	$11,429	$16,788

Net sales	$108,605	$143,732
EBITDA Margin	9.1%	9.5%
Adjusted EBITDA Margin	10.5%	11.7%